Exhibit 99.1

Discover Financial Services
Monthly Credit Card Charge-off and Delinquency Statistics
As of and for each of the thirteen months ended
(dollars in billions)

	Jan 31, 2016	Dec 31, 2015	Nov 30, 2015	Oct 31, 2015	Sep 30, 2015	Aug 31, 2015	Jul 31, 2015	Jun 30, 2015	May 31, 2015	Apr 30, 2015	Mar 31, 2015	Feb 28, 2015	Jan 31, 2015
Reported Ending Loans	$56.7	$57.9	$56.5	$55.7	$55.7	$56.0	$55.2	$54.9	$54.5	$53.9	$53.5	$53.7	$54.9
Saturday Month End Payment Processing Impact	—	—	—	(0.3)	—	—	—	—	—	—	—	(0.3)	(0.3)
Revised Ending Loans (1)	$56.7	$57.9	$56.5	$55.4	$55.7	$56.0	$55.2	$54.9	$54.5	$53.9	$53.5	$53.4	$54.6

Average Loans	$57.1	$57.2	$55.6	$55.3	$55.6	$55.5	$54.8	$54.5	$53.9	$53.6	$53.0	$53.9	$55.2
Net Principal Charge-off Rate (2)	2.3%	2.2%	2.3%	2.1%	2.2%	2.0%	1.9%	2.2%	2.3%	2.3%	2.3%	2.7%	2.3%
Delinquency Rate (over 30 days) (3)	1.8%	1.7%	1.7%	1.7%	1.7%	1.6%	1.6%	1.6%	1.6%	1.6%	1.6%	1.7%	1.8%

(1) In the 4Q 2015 earnings call management noted that Saturday card payment processing is deferred to the next day, which impacts the ending card receivable balance. The impact in any recent period where this occurs was approximately $0.3 billion. January 2015, February 2015 and October 2015 have been revised to reflect this activity. Going forward all payment processing activity will be reflected in the reported ending loans
(2) Represents net principal charge-off dollars (annualized) divided by average loans for the reporting period
(3) Represents loans delinquent over 30 days divided by ending loans

The statistics presented above provide information regarding Discover Financial Services' total credit card portfolio. The data presented differs from the data reported by the Discover Card Master Trust I and, through the collateral certificate, the Discover Card Execution Note Trust (collectively, the “Trusts”), Discover Funding LLC and Discover Bank in their monthly Form 10-D reports filed with the Securities and Exchange Commission which reflects only credit card loans that have been securitized through the Trusts. The credit card loans that have been securitized through the Trusts do not possess identical characteristics with those of the total portfolio of Discover credit card loans, which reflects the aggregate of securitized and non-securitized credit card loans. Thus, the reported credit performance of the Trusts may, on a month-to-month basis, be better or worse than the credit performance of the total credit card portfolio. Reported differences may arise as a result of, among other things, differences in the mix and vintage of loans between the Trusts and the total portfolio, the use of beginning of month principal receivables balances to calculate charge-off statistics in the Trusts compared to the use of average loan balances over the reporting period used in the total portfolio statistics, and the calculation of the Trusts' net charge-off rate annualized on a 30/360 day count basis, as compared to an actual/actual day count basis for the total portfolio.